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Aastrom Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)
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[Aastrom Logo]
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara	Kevin McGrath
	Investor Relations	Cameron & Associates (Investors)
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777
Stephen Zoegall
Berry & Company (Media)
Phone: (212) 253-8881
NASDAQ HEARINGS PANEL GRANTS EXCEPTION PERIOD TO AASTROM BASED
ON REQUEST TO REMAIN LISTED ON THE NASDAQ STOCK MARKET
Ann Arbor, Michigan, December 9, 2009 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous cell products for the treatment of severe, chronic cardiovascular diseases, announced today that the NASDAQ Hearings Panel (Panel) has granted the Company’s request to remain listed on the NASDAQ Stock Market (NASDAQ) until March 31, 2010, subject to certain conditions. The Panel’s determination letter, dated December 8, 2009, states that Aastrom must meet the $1.00 minimum closing bid price requirement for a minimum of ten consecutive business days prior to March 31, 2010 in order to remain listed after such date. The Panel may, in its discretion, require the Company to maintain a minimum closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that Aastrom has demonstrated the ability to maintain long-term compliance. In the determination letter, the Panel also acknowledged: 1) the Company’s commitment to implement a reverse stock split, assuming that is necessary to regain compliance, and 2) that with unanimous consent of the Board of Directors, the Company has filed a definitive proxy that includes a proposal seeking shareholder approval to effect a reverse stock split. The Panel has reserved the right to reconsider its decision at any time and Aastrom must provide the Panel notice of any significant events during the exception period.
The Company also announced that Institutional Shareholder Services, Inc. (ISS), a wholly-owned subsidiary of RiskMetrics Group, Inc., one of the nation’s leading proxy advisory firms, has recommended that Aastrom shareholders vote “FOR” all of the proposals included in the definitive proxy at the Annual Meeting of Shareholders scheduled for December 14, 2009.
Aastrom and its Board of Directors encourage all shareholders to vote their shares “FOR” all of the proposals promptly by phone or Internet. If shareholders have any questions or need assistance in voting their shares, they may contact MacKenzie Partners toll-free at (800) 322-2885 or collect at (212) 929-5500, or Aastrom’s Investor Relations Department collect at (734) 930-5777.
About Aastrom Biosciences, Inc.
Aastrom is a leader in regenerative medicine developing autologous cell products for the treatment of severe, chronic cardiovascular diseases. The Company’s proprietary Tissue Repair Cell (TRC) technology expands the numbers of stem and early progenitor cells from a small amount of bone marrow collected from the patient.  Bone marrow provides a rich source of diverse cell populations, is easily accessible and allows Aastrom to produce a personalized treatment for site-specific delivery to the patient’s diseased tissues.  Aastrom has treated more than 350 patients in various clinical trials over 10 years without any product safety issues.  The Company is currently conducting a Phase II cardiac regeneration clinical trial (the IMPACT-DCM trial) in patients with dilated cardiomyopathy (DCM – severe chronic heart failure) and a Phase IIb vascular regeneration clinical trial (the RESTORE-CLI trial) in patients with critical limb ischemia (CLI – the most severe form of peripheral arterial disease). Aastrom has also recently announced that the Company will initiate its U.S. Phase II clinical trial to evaluate the catheter delivery of CRCs for the treatment of DCM.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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